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                          ---------------------------
                          SHOOK, HARDY & BACON L.L.P.


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                                January 31, 2000



TravelNow.com Inc.
318 Park Central East, Suite 306
Springfield, Missouri 65806


          Re: Validity of 510,000 Shares of Common Stock, no Par Value Per
              Share, of TravelNow.com Inc.

Ladies and Gentlemen:

          As counsel for TravelNow.com Inc., a Florida corporation (the "Company"), we have participated in the preparation and filing of the Registration Statement on Form SB-2 (the "Registration Statement"), for the registration under the Securities Act of 1933, as amended, of up to 510,000 shares of Common Stock, no par value per share, of the Company (the "Common Stock").

          In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuiness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

          1. The Articles of Incorporation, as amended, of the Company certified by the Secretary of State of the State of Florida as of January 31, 2000 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

          2. The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

          3. The minutes of various meetings of the Board of Directors of the Company;

          4. All such records of the Company and all such agreements, certificates of public officials, certificates of officers and representatives of the Company; and

TravelNow.com Inc.
January 31, 2000
Page 2

          5. Such other documents, papers, statutes and authorities as we have deemed necessary to form the basis of the opinion hereinafter expressed.

          In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified to our satisfaction such additional facts as we deemed necessary or appropriate for the purpose of this opinion.

          Based on the foregoing, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Florida.

          2. The Company's Articles of Incorporation, as amended, authorizes Fifty Million (50,000,000) shares of Common Stock, no par value per share, and Twenty-Five Million (25,000,000) shares of Preferred Stock, no par value per share.

          3. Subject to the effectiveness of the Registration Statement, all legal and corporate proceedings necessary for the authorization and issuance of the Common Stock to be sold pursuant to the Registration Statement have been duly taken and the Common Stock is validly authorized, validly issued, fully paid and nonassessable.

          We hereby consent to all references to the undersigned in the Registration Statement and the prospectus contained therein, and in all amendments thereto, and to the filing of this opinion by the Company as an exhibit to such Registration Statement or any amendments thereto.

                                          Very truly yours,


                                          /s/ Shook, Hardy & Bacon
                                          ------------------------
                                          Shook, Hardy & Bacon